                                                                  EXHIBIT (a)(b)


                        [FARAH INCORPORATED LETTERHEAD]

PRESS RELEASE--FOR IMMEDIATE RELEASE
FARAH REPORTS SECOND QUARTER 1998 RESULTS

FOR INFORMATION CALL:               RUSSELL G. GIBSON, CHIEF FINANCIAL OFFICER
                                    (915) 496-7502


EL PASO, TEXAS --- MAY 29, 1998 --- FARAH INCORPORATED (NYSE:FRA) FARAH INCORPORATED reported today a net loss for the second quarter ended May 3, 1998 of $1,335,000 ($.13 per share) on net sales of $66,130,000. This compares to net income for the same period last year of $3,211,000 ($.31 per share) on net sales of $70,771,000.

For the first six months of fiscal year 1998, the Company reported a net loss of $4,405,000 ($.43 per share) on net sales of $125,174,000. For the same 1997 period, the Company reported net income of $1,256,000 ($.12 per share) with net sales of $132,709,000. Included in the 1998 operating results are pre-tax charges of $5,281,000 in connection with the planned closure of the Company's finishing facility in Costa Rica, the reduction in sewing operations at the Company's other Costa Rican facility, and costs associated with the move to the new distribution center. Operating results for the first six months of 1997 included pre-tax charges of $3,311,000 which resulted from a loss in connection with a fire at one of the Company's Irish production facilities, costs associated with the start-up of new laundry/finishing facilities and the out-sourcing of more production to independent sewing contractors.

"We are disappointed with our second quarter results," stated Richard C. Allender, Chairman and Chief Executive Officer. "Despite a promising level of orders, our net sales were down $4.6 million, or 6.6%, when compared to last year's net sales levels and our gross margin declined to 23.8% from 28.1%. As previously reported, the factor contributing most to our negative results was the start-up of our new distribution center which resulted in canceled orders, late delivery and freight chargebacks, markdowns on inventory and other related costs and expenses. We believe that our problems are substantially behind us, although we continue to refine the systems."

On May 1, 1998, the Company signed a definitive merger agreement with Tropical Sportswear Int'l Corporation ("Tropical") pursuant to which Tropical has offered to acquire 100% of the outstanding shares of Farah common stock in a tender offer. Pursuant to the agreement, Tropical will pay $9.00 per share for each of the approximately 10.3 million outstanding shares of Farah common stock. The transaction will be structured as a cash tender offer followed by a cash merger to acquire any shares not previously tendered. As a result of the transaction, Farah will become a wholly owned subsidiary of Tropical. The transaction has been unanimously approved by the Board of Directors of both companies and is subject to receipt in the tender offer of at least two-thirds of Farah common stock as well as customary regulatory approvals. The transaction is expected to close prior to July 1, 1998.

FARAH REPORTS SECOND QUARTER 1998 RESULTS
Page Two





Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.

Farah Incorporated is a multinational apparel marketer and manufacturer headquartered in the United States. The Company's principal business is the sale of men's and boys' pants, coats and shirts and women's slacks. The principal markets for the Company's products are retail customers in the United States, Europe, and the South Pacific.

Tables follow.

FARAH REPORTS SECOND QUARTER RESULTS
Page Three



SUMMARY OF OPERATIONS:                                            (DATA IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

QUARTER ENDED:                                                             MAY 3, 1998              May 4, 1997
                                                                        -----------------        -----------------
NET SALES                                                               $          66,130        $          70,771
Cost of sales                                                                      50,364                   50,883
                                                                        -----------------        -----------------
Gross profit                                                                       15,766                   19,888
Selling, general & administrative expenses                                        (16,622)                 (16,970)
Royalty income
                                                                                      361                       89
Termination of foreign operations
                                                                                    1,395                       --
Production conversion expenses
                                                                                       --                     (577)
Relocation expenses
                                                                                  (1,904)                       --
                                                                        -----------------        -----------------
Operating income (loss)
                                                                                  (1,004)                    2,430
Interest expense, net
                                                                                  (1,282)                     (716)
Other income
                                                                                      255                       95
                                                                        -----------------        -----------------
Income (loss) before income taxes
                                                                                  (2,031)                    1,809
Income tax expense (benefit)
                                                                                    (696)                   (1,402)
                                                                        -----------------        -----------------
NET INCOME (LOSS)
                                                                                  (1,335)                    3,211
                                                                        ================         =================
NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED                         $          (0.13)        $            0.31
                                                                        ================         =================
WEIGHTED AVERAGE SHARES OF COMMON STOCK
     OUTSTANDING - BASIC                                                      10,284,090                10,265,762
                                                                        ================         =================
WEIGHTED AVERAGE SHARES OF COMMON STOCK AND
     COMMON STOCK EQUIVALENTS OUTSTANDING - DILUTED                           10,284,090                10,434,026
                                                                        ================         =================


SIX MONTHS ENDED:                                                          MAY 3, 1998               May 4, 1997
                                                                        ----------------        ------------------

NET SALES                                                                $       125,174         $         132,709
Cost of sales                                                                     93,504                    95,113
                                                                        ----------------        ------------------
Gross profit                                                                      31,670                    37,596
Selling, general & administrative expenses                                       (31,042)                  (33,016)
Royalty income
                                                                                     706                       134
Termination of foreign operations
                                                                                  (2,585)                   (2,462)
Production conversion expenses
                                                                                      --                      (849)
Relocation expenses
                                                                                  (2,696)                      --
                                                                        ----------------        ------------------
Operating income (loss)
                                                                                  (3,947)                    1,403
Interest expense, net
                                                                                  (2,451)                   (1,232)
Other income
                                                                                     328                       248
                                                                        ----------------        ------------------
Income (loss) before income taxes
                                                                                  (6,070)                      419
Income tax expense (benefit)
                                                                                  (1,665)                     (837)
                                                                        ----------------        ------------------
NET INCOME (LOSS)
                                                                                  (4,405)                    1,256
                                                                        ================         =================
NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED                         $          (0.43)        $            0.12
                                                                        ================         =================
WEIGHTED AVERAGE SHARES OF COMMON STOCK
     OUTSTANDING - BASIC                                                      10,281,540                10,228,432
                                                                        ================         =================
WEIGHTED AVERAGE SHARES OF COMMON STOCK AND
     COMMON STOCK EQUIVALENTS OUTSTANDING - DILUTED                           10,281,540                10,312,565
                                                                        ================         =================

FARAH REPORTS SECOND QUARTER RESULTS
Page Four



SUMMARY FINANCIAL POSITION:                                                MAY 3, 1998              May 4, 1997
                                                                        -----------------        -----------------

Trade accounts receivable, net                                          $          35,804        $          38,643
Inventory                                                                          74,519                   68,975
Current assets                                                                    123,553                  122,752
Short-term debt & current installments
  of long-term debt                                                                45,382                   31,095
Long-term debt                                                                     13,900
                                                                                                             5,801
Total debt                                                                         59,282                   36,896
Shareholders' equity                                                               78,011                   83,043
